THE XYZ CONTRARIAN FUND

                           Rule 12b-1 Distribution Plan

         This Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended, (the "Act") by The XYZ Contrarian Fund (the "Fund"), a series of AmeriPrime Funds (the "Trust"), a registered open-end management investment company. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust or the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

         In reviewing the Plan, the Board of Trustees considered the nature of payments and terms of the proposed Management Agreement between the Trust on behalf of the Fund and Newport Advisory Company, Inc. (the "Advisor"), and the nature and amount of any other payments, fees, and commissions which may be paid to the Advisor and its affiliates. The Board of Trustees, including the Disinterested Trustees, concluded that the proposed overall compensation of the Advisor and its affiliates was fair and not excessive.

         In its considerations, the Board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to the Advisor or other firms under agreements with respect to the Fund, or by the Advisor to others, may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Accordingly, the Board of Trustees determined that the Plan also should provide that payments by the Fund and expenditures made by others out of monies received from the Fund which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

         The Board of Trustees' approval included a determination that in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan also has been approved by a vote of at least a majority of the Fund's outstanding voting securities, as defined in the Act.

         The provisions of the Plan are:

                   1. Appointment of Distributor. The Advisor is hereby appointed as the Distributor for purposes of this Plan with the understanding that another entity may at any time be substituted as the Distributor with the approval of the Board of Trustees.

                   2. Annual Fee. The Fund will pay the Distributor an annual fee for the Distributor's services in such capacity including its expenses in connection with the promotion and distribution of the Fund's shares (collectively, "Distribution Expenses"). The annual fee paid to the Distributor under the Plan will be calculated daily and paid monthly by the Fund on the first day of each month at an annual rate of 0.25% of the Fund's average daily net assets.




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                   3. Distribution Expenses in Excess of or Less Than Amount of
         Fee. All Distribution Expenses of the Distributor in excess of its compensation hereunder shall be borne by the Distributor. The fees paid by the Fund shall not be refundable in the event that in any given year the fees are greater than the Distributor's Distribution Expenses for that year.

                   4. Expenses Covered by the Plan. The fee paid to the Distributor under the Plan may be used by the Distributor to pay for any expenses for activities which may be deemed to be related to the distribution of the Fund's shares, including, but not limited to: (a) costs of payments, including incentive compensation, made to the partners and employees of, agents for and consultants to the Distributor, broker-dealers, and other third parties that engage in the distribution of the Fund's shares, that hold shares for shareholders in omnibus accounts or as shareholder of record, or that may be advising shareholders regarding the purchase, sale or retention of shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of the Fund's shares or who render shareholder support services not otherwise provided by the Trust's transfer agent or Shareholder Service Agreement, including, but not limited to, personnel of the Distributor, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services as the Trust may reasonably request; (c) all payments made pursuant to the form of Service Agreement attached hereto as an Exhibit; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of preparing, printing and distributing prospectuses, statements of additional information and report of the Fund to prospective shareholders of the Fund; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; and (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable. Such expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor. The Distributor is authorized to engage in the activities listed above, and in any other activities which may be deemed to be related to the distribution of the Fund's shares, either directly or through other persons with which the Trust or the Distributor has entered into agreements related to this Plan.

                   5. Prophylactic Provisions. No additional payments are to be made by the Fund as a result of the Plan. To the extent any payments by the Fund are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares of the Fund within the context of the Rule, then such payments shall be deemed to have been made pursuant to the Plan, except that the limitation set forth in the first sentence of Section 3 of the Plan shall not apply.

                   6. Written Reports. The Distributor shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies paid to it under the Plan and the purposes therefor, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with


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         the payments made under the Plan in order to enable the Board of
         Trustees to make an informed determination of whether the Plan should be continued.

                   7. Termination. The Plan may be terminated at any time, without penalty, by vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities of the Fund. Any Service Agreement under the Plan may likewise be terminated on not more than sixty (60) days' written notice, and shall terminate automatically in the event of its assignment. Upon termination of the Plan, the obligations of the Fund to make payments hereunder will cease and the Fund will not be required to make any payments for expenses incurred after the date of termination.

                   8. Amendments. The Plan may not be amended to increase materially the amount to be spent for distribution and servicing of the Fund shares pursuant to Section 2 hereof without approval by a majority of the outstanding voting securities of the Fund. All material amendments to the Plan and any Service Agreement entered into with third parties shall be approved by a majority of both (a) the Trustees of the Trust and (b) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on any such amendment.

                   9. Selection of Disinterested Trustees. So long as the Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

                  10. Relationship to Agreement and Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with The Secretary of State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as Trustees, and not individually, and that the Trust's obligations arising out of this Plan are not binding upon the Trustees or holders of the Trust's shares individually but are binding only upon the assets and property of the Fund. The Distributor acknowledges that it has received notice of and accepts the limitations of liability as set forth in the Agreement and Declaration of Trust of the Trust. The Distributor agrees that the Trust's obligations hereunder shall be limited to the Fund and to its assets, and that no party shall seek satisfaction of any such obligation from any shareholder of the Fund, nor from any trustee, officer, employee or agent of the Trust.

                  11. Effective Date of Plan. The Plan shall take effect at such time as the Trust's Post-Effective Amendment to the Trust's Registration Statement under the Securities Act of 1933, as amended, with respect to shares of the Fund is declared effective by the Securities and Exchange Commission, and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by a majority of both (a) the Trustees of the Trust, and (b) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

                   12. Preservation of Materials. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 6 above, for a


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         period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

                   13. Meanings of Certain Terms. As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.

         This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Fund and the Distributor, as evidenced by their execution hereof, as of this ____ day of __________________, 1996.

                            THE XYZ CONTRARIAN FUND


                            By: _______________________________________________
                            Kenneth D. Trumpfheller, President of AmeriPrime
                            Funds


                            NEWPORT ADVISORY COMPANY, INC.


                            By: _______________________________________________




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